Exhibit 99.1

     Greene County Bancshares Announces Year-End Results for 2004

    GREENEVILLE, Tenn.--(BUSINESS WIRE)--Jan. 26, 2005--Greene County Bancshares, Inc. (NASDAQ/NM:GCBS), the second largest bank holding company headquartered in Tennessee, today announced results of operations for the fourth quarter and year ended December 31, 2004. In addition to higher earnings for 2004 compared with 2003, financial highlights of the year included significant growth in total assets, loans, and deposits, as the Company continued to capitalize on its November 2003 acquisition of Gallatin, Tennessee-based Independent Bankshares Corporation. The Company's growth also reflected its ongoing strides to expand in other attractive markets, including Knoxville and Blount County in East Tennessee and Nashville and Lawrence County in Middle Tennessee.
    Net income for the year ended December 31, 2004, rose 17% to $12,008,000 from $10,237,000 last year. On a diluted per share basis, earnings increased more than 5% to $1.55 for 2004 on 7.7 million weighted average shares outstanding versus $1.47 last year on 7.0 million weighted average shares outstanding. The year-over-year increase in weighted average shares outstanding primarily reflected shares issued in connection with the IBC acquisition. Net interest income, after provision for loan losses, increased 23% to $43,182,000 for 2004 from $35,048,000 in 2003.
    During the fourth quarter, the Company incurred substantial start-up costs relative to its expansion into Nashville with the formation and staffing of Middle Tennessee Bank & Trust. Additionally, and more significantly, the Company's provision for loan losses increased to $2,089,000 in the fourth quarter of 2004 from $1,265,000 in the year-earlier quarter, reflecting both a major acceleration in loan growth during the fourth quarter, concurrent with the Company's expansion initiatives, and the write-off of certain commercial loans. Consequently, after rising on a comparable basis through the first three quarters of 2004, net income for the fourth quarter of 2004 was down slightly at $2,668,000 from $2,718,000 in the same 2003 period. On a diluted per share basis, fourth quarter earnings were $0.34 versus $0.37 in the year-earlier quarter. Net interest income, after provision for loan losses, was $10,654,000 in the fourth quarter of 2004, up 12% from $9,543,000 in the fourth quarter last year.
    Commenting on the announcement, Stan Puckett, Chairman and Chief Executive Officer, said, "We are pleased that results for the year and quarter overall showed solid growth in so many areas. Record net interest income and earnings obviously were financial highlights of the year, which in turn supported our ongoing effort to increase dividend payments to our shareholders in 2004. A key performance measure, organic loan growth, also was strong for the year, but it's encouraging that 57% of the year's increase occurred in the fourth quarter, reflecting strong initial benefits from our multi-market growth strategies."
    Elaborating on the reasons for the Company's accelerating loan growth in the fourth quarter, Puckett said, "Our expansion in and to new markets helped us build on the momentum created by our 2003 acquisition of seven branches in Middle Tennessee. In 2004, we established banking operations in Nashville with the opening of our first branch of Middle Tennessee Bank & Trust, which, like all our bank brands, operates within our Greene County Bank structure. Although our investment in this new initiative weighed on fourth quarter earnings as we assembled a top-flight team of experienced bankers to lead our efforts there, Middle Tennessee Bank & Trust provides an exciting complement to our presence north and south of Nashville. It also ties in with our December 2004 acquisition of three branches in Lawrence County, now named the Bank of Lawrence County. Because of these steps, our Middle Tennessee operations have expanded to 11 branch locations.
    "Additional growth occurred for us in East Tennessee during 2004," Puckett continued, "particularly in Knoxville and Knox County, as we continued to capitalize on our late 2003 entry into the market with our American Fidelity Bank. This success, in turn, reflects the strong presence American Fidelity Bank has in adjacent Maryville and Blount County."
    Concluding, Puckett added, "Looking across the entire region we serve, and considering the vibrant economic signals we see in Middle and East Tennessee, we believe our markets remain very attractive and continue to hold solid potential for us as we look toward further growth next year, both in terms of new business and additional locations. Importantly, the accelerating momentum we saw in our business at the end of 2004 has continued into the initial quarter of 2005, as indicated by further organic growth in our loan portfolio. Already, less than one month into the quarter, loans have increased another $10,500,000. We think this continued momentum shows the potential of our bank brands, the professionalism of our people, and the reach of our expansion strategies, all of which position us to build further on a strong foundation in 2005."
    At December 31, 2004, the Company's total assets rose 11% to $1,233,403,000 from $1,108,522,000 at December 31, 2003. Net loans, including loans held for sale, increased 10% to $1,032,297,000 at December 31, 2004, from $941,207,000 at December 31, 2003. Deposits advanced 10% to $998,022,000 at December 31, 2004, from $907,115,000 at December 31, 2003. Total shareholders' equity increased 7% to $108,718,000 at December 31, 2004, versus $101,935,000 at the end of
2003. The Company's December 2004 acquisition of three branches in Lawrence County, Tennessee, contributed approximately $28,000,000 in loans and $69,000,000 in deposits to the year-end 2004 figures noted above.
    Nonperforming loans as a percentage of total loans increased to 0.65% at December 31, 2004, from 0.47% at December 31, 2003, but declined from 0.83% at September 30, 2004. Nonperforming assets as a percentage of total assets fell to 0.69% at year-end 2004 from 1.10% at September 30, 2004, and 0.79% at year-end 2003. Net charge-offs to average total loans (net of unearned interest) declined in 2004 to 0.51% from 0.64% at the end of 2003, but were slightly higher than the annualized rate of 0.47% at September 30, 2004.
    Return on average shareholders' equity for the fourth quarter and the year ended December 31, 2004, was 9.68% and 11.23%, respectively, versus 11.99% and 12.59%, respectively, for the comparable periods last year. Return on average total assets for the fourth quarter and year ended December 31, 2004, was 0.93% and 1.06%, respectively, compared with 1.08% and 1.12%, respectively, for the same periods in 2003.
    Greene County Bancshares, Inc., with total assets of approximately $1.2 billion, is the holding company for Greene County Bank, headquartered in Greeneville, Tennessee. Greene County Bank, founded in 1890, now has 40 branches throughout East and Middle Tennessee, one branch in Bristol, Virginia, one branch in western North Carolina, and a trust services office in Lebanon, Tennessee. Greene County Bank does business in Washington County, Tennessee as Washington County Bank; in Blount County and Knox County, Tennessee as American Fidelity Bank; in Sumner County, Tennessee as First Independent Bank; in Rutherford County, Tennessee as Rutherford Bank and Trust; in Sullivan County, Tennessee as Sullivan County Bank and First Bristol Bank; in Hamblen County, Tennessee as Hamblen County Bank; in McMinn County, Tennessee as Bank of Athens and Bank of Niota; in Hawkins County, Tennessee as Hawkins County Bank and Bank of Bulls Gap; in Lawrence County as Bank of Lawrence County; in Cocke County, Tennessee as Cocke County Bank; in Loudon County, Tennessee as Community Bank of Loudon County; in Monroe County, Tennessee as Community Trust Bank; in the City of Bristol, Virginia as First Bristol Bank; in Davidson County as Middle Tennessee Bank & Trust; and in Wilson County, Tennessee as President's Trust. In addition, Greene County Bank also conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in subprime automobile lending; and Fairway Title Co., a title insurance company.




                    GREENE COUNTY BANCSHARES, INC.
                    Unaudited Financial Highlights
               (In thousands, except per share amounts)

                      Three Months Ended             Year Ended
                          December 31,              December 31,
                    -----------------------   -----------------------
                       2004         2003         2004         2003
                    ----------   ----------   ----------   ----------
Interest income     $   17,135   $   14,792   $   65,076   $   56,737
Interest expense         4,392        3,984       16,058       15,914
                    ----------   ----------   ----------   ----------
Net interest
  income                12,743       10,808       49,018       40,823
Provision for
  loan losses            2,089        1,265        5,836        5,775
                    ----------   ----------   ----------   ----------
Net interest
  income after
  provision for
  loan losses           10,654        9,543       43,182       35,048
Noninterest
  income                 3,844        3,007       13,028       11,588
Noninterest
  expense               10,247        8,315       36,983       30,618
                    ----------   ----------   ----------   ----------
Income before
  income taxes           4,251        4,235       19,227       16,018
Income taxes             1,583        1,517        7,219        5,781
                    ----------   ----------   ----------   ----------
Net income          $    2,668   $    2,718   $   12,008   $   10,237
                    ==========   ==========   ==========   ==========
Comprehensive
  income            $    2,569   $    2,721   $   11,795   $   10,267
                    ==========   ==========   ==========   ==========
Earnings per share:
   Basic            $     0.35   $     0.38   $     1.57   $     1.48
                    ==========   ==========   ==========   ==========
   Diluted          $     0.34   $     0.37   $     1.55   $     1.47
                    ==========   ==========   ==========   ==========
Weighted average
  shares:
    Basic                7,657        7,196        7,652        6,916
                    ==========   ==========   ==========   ==========
    Diluted              7,736        7,268        7,734        6,986
                    ==========   ==========   ==========   ==========
Dividends declared
  per share         $     0.25   $     0.23   $     0.61   $     0.59
                    ==========   ==========   ==========   ==========

                                                Dec. 31,    Dec. 31,
                                                 2004         2003
                                              ----------   ----------
Total assets                                  $1,233,403   $1,108,522
Cash and cash equivalents                         70,648       41,341
Investment securities                             45,910       44,823
Loans, net (1)                                 1,032,297      941,207
Deposits                                         998,022      907,115
Shareholders' equity                             108,718      101,935
Tangible shareholders' equity (2)                 85,023       80,965
Book value per share                               14.22        13.31
Tangible book value per share (2)                  11.12        10.57

(1) Includes loans held for sale.
(2) Tangible shareholders' equity is shareholders' equity less goodwill and intangible assets.


    For unaudited financial statements for the fourth quarter and year ended December 31, 2004 and 2003, along with related information, click the following links: http://www.irinfo.com/gcbs/4q04fs.pdf or http://www.irinfo.com/gcbs/4q03fs.pdf.

    This news release may contain forward-looking statements regarding Greene County Bancshares, Inc., as defined in Section 21E of the Securities Exchange Act of 1934. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in the Greene County Bancshares, Inc. filings with the Securities and Exchange Commission.

    CONTACT: Greene County Bancshares, Inc.
             William F. Richmond, 423-278-3050